                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              AVATAR HOLDINGS INC.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                              AVATAR HOLDINGS INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                           AVATAR
                                           HOLDINGS INC.
                                           255 Alhambra Circle
                                           Coral Gables, Florida 33134
                                           (305) 442-7000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 26, 1994

To the Stockholders of Avatar Holdings Inc.:

     The Annual Meeting of Stockholders of Avatar Holdings Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida on May 26, 1994, at 10:00 a.m. local time, for the following purposes:

     1. To elect eight directors.

     2. To approve the appointment of Ernst & Young, independent accountants, to act as auditors for Avatar for the year ending December 31, 1994.

     3. To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1994 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

     YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT ATTACHED TO THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS FOR INFORMATION WITH RESPECT TO THOSE PERSONS WHO WILL BE ENTITLED TO VOTE AT THE MEETING AND OTHER RELEVANT MATTERS.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU WISH.

                                           By Order of the Board of Directors,

                                           Juanita I. Kerrigan
                                           Vice President and Secretary

Dated: April 26, 1994.

    AVATAR HOLDINGS INC., 255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134
                                (305) 442-7000

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 26, 1994

     This Proxy Statement and the enclosed form of proxy are furnished to the stockholders of Avatar Holdings Inc., a Delaware corporation ("Avatar"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Avatar for use at the Annual Meeting of Stockholders to be held at the place and time and for the purposes set forth in the annexed Notice of Annual Meeting of Stockholders.

                      VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

     Pursuant to the By-Laws of Avatar, the Board of Directors has fixed the close of business on March 31, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof.

     At the close of business on March 31, 1994, 9,095,102 shares of Common Stock, $1.00 par value, of Avatar ("Common Stock"), which constitutes the only class of voting securities of Avatar, were issued, outstanding and entitled to vote. For each share of Common Stock held of record as of the close of business on March 31, 1994, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading "Election of Directors." In accordance with Avatar's By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

     When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. If no such direction is specified, the proxy will be voted FOR the election as directors of Avatar of the eight nominees named therein and FOR approval of the appointment of Ernst & Young, independent accountants, as auditors of Avatar for the year ending December 31, 1994. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of Avatar. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

     This proxy statement and the form of proxy enclosed herewith, and the accompanying Annual Report of Avatar for the fiscal year ended December 31, 1993, including financial statements, were first mailed to stockholders of record as of the close of business on March 31, on or about April 26, 1994.

                      PRINCIPAL STOCKHOLDERS AND SECURITY
                            OWNERSHIP OF MANAGEMENT

Principal Stockholders

     The following table sets forth, as of March 31, 1994, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly.

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER    ADDRESS OF BENEFICIAL OWNER      OWNERSHIP        CLASS
- --------------------------------------------------------------------------------------
Odyssey Partners,          31 West 52nd Street               2,107,763         23.17%
  L.P.(1)(2)               New York, NY 10019
Spears, Benzak,            45 Rockefeller Plaza              1,718,632         18.90%
  Salomon &                New York, NY 10111
  Farrell(3)
- --------------------------------------------------------------------------------------

     (1) Does not include shares owned by Leon Levy, who is Chairman of the Board and a member of the Executive Committee of Avatar and is a general partner of Odyssey Partners, L.P., a Delaware limited partnership ("Odyssey"). Mr. Levy, Jack Nash, Stephen Berger and Joshua Nash, by virtue of being general partners of Odyssey, share voting and dispositive power with respect to the Common Stock owned by Odyssey and, accordingly, may each be deemed to own beneficially the Common Stock owned by Odyssey. Each of the aforesaid persons has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3 (d)(1)) which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a general partner of Odyssey. The Company has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odyssey. Odyssey is a private investment firm with substantial equity capital invested in marketable securities and closely held businesses. Mr. Levy's ownership of Common Stock is indicated in the table included in "Security Ownership of Management."

     (2) By virtue of its present Common Stock ownership, Odyssey may be deemed to be a "control" person of Avatar within the meaning of that term as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (3) Based upon information set forth in the Schedule 13G, dated February 15, 1994, filed by Spears, Benzak, Salomon & Farrell (a registered investment adviser), such shares are held for the benefit of various of its clients; it has revocable shared dispositive power with such clients; and it has no power to vote or direct the vote of such shares.

Security Ownership of Management

     The following table sets forth, as of March 31, 1994, information with respect to the outstanding shares of Common Stock beneficially owned by each present director, nominee as a director of Avatar, the Chairman of the Executive Committee, President and Chief Executive Officer(who is also a director), and the four most highly compensated executive officers in addition to the Chairman of the Executive Committee, President and Chief Executive Officer and by all persons presently serving as directors and officers of Avatar as a group. Except as otherwise indicated, all shares are owned directly.

                                                                                  PERCENT
                                                   AMOUNT AND NATURE OF             OF
                 NAME OR GROUP                     BENEFICIAL OWNERSHIP(1)         CLASS
- ------------------------------------------------------------------------------------------
Leon Levy                                                2,356,258(2)              25.91%
Geoffrey C. Hazard, Jr.                                      6,043                   .07%
J. Edward Houston                                             None
Edwin Jacobson                                                None
Leon T. Kendall                                                200(3)               .002%
Martin Meyerson                                              2,347(4)                .03%
William M. Porter                                            2,347                   .03%
Fred Stanton Smith                                            None
Henry King Stanford                                           None
Lawrence Wilkov                                                  5                 --(5)
Dennis J. Getman                                              None
Charles L. McNairy                                            None
G. Patrick Settles                                            None
All directors and officers as a group
  (consisting of 15 persons of which 6 hold
  shares of Common Stock)                                2,367,200(2)(3)(4)        26.03%
- ------------------------------------------------------------------------------------------

     (1) The information as to securities owned by directors, officers and nominees was furnished to Avatar by such directors, officers and nominees.

     (2) Includes 2,107,763 shares owned by Odyssey. Mr. Levy is a general partner of Odyssey and therefore may be deemed to beneficially own the shares of Common Stock owned by Odyssey and to share such "control" of the Company as Odyssey may have. See Notes (1) and (2) to the preceding table included in "Principal Stockholders."

     (3) Does not include an aggregate of 400 shares owned by Mr. Kendall's wife for her own account and as custodian for their son, as to which shares Mr. Kendall disclaims beneficial ownership.

     (4) Does not include 847 shares owned by Mr. Meyerson's wife, as to which shares Mr. Meyerson disclaims beneficial ownership.

     (5) Represents less than .001%.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected for the ensuing year and until their respective successors are duly elected and qualified. Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, eight votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as he wishes, either by so marking his ballot at the meeting or by specific voting instructions sent to Avatar with a signed proxy. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Nominees for director will be elected by a plurality of the votes cast at the Annual Meeting by the holders of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

     All of the nominees were elected at the June 3, 1993 Annual Meeting of Avatar's Stockholders. The Board of Directors met eight times during 1993, including the annual meeting of directors held immediately following the 1993 Annual Meeting of Stockholders.

     The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

     The following table sets forth certain information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present occupation or occupations for more than the past five years and has not been principally employed by any subsidiary or affiliate of Avatar. There are no family relationships between any nominee, director or executive officer of Avatar.

                                                     PRINCIPAL OCCUPATION OR
           NAME              AGE                  OCCUPATIONS AND DIRECTORSHIPS
- --------------------------------------------------------------------------------------------
Leon Levy                     68     Chairman of the Board of Avatar since January 22, 1981;
Director since                       General Partner, Odyssey Partners, L.P., a private
September 1980                       partnership engaged in investment, trading and related
                                     activities; Chairman of the Board of Oppenheimer Funds;
                                     former Chairman of the Board (1974-1985) of Oppenheimer
                                     Management Corp.; Director of: Electra Investment Trust
                                     PLC, Mercury Assets Management, Ltd., and S. G. Warburg
                                     & Co., Ltd. (Jersey Funds).
- --------------------------------------------------------------------------------------------
J. Edward Houston             60     President and Chief Executive Officer, Savoy Group,
Director since                       Inc., operator of an ocean terminal and shipping
September 1980                       company, since February 1992; also, attorney, law firm
                                     of Houston and Shahady, P.A. since November 1988;
                                     formerly Chairman of the Board and President, South
                                     Florida Savings Bank, from January 1984 to April 1986.

                                                     PRINCIPAL OCCUPATION OR
           NAME              AGE                  OCCUPATIONS AND DIRECTORSHIPS
- --------------------------------------------------------------------------------------------
Edwin Jacobson                64     President and Chief Executive Officer of Avatar since
Director since                       February 27, 1994, and Chairman of the Executive
June 1992                            Committee of Avatar since June 15, 1992; also,
                                     President and Chief Executive Officer, Chicago
                                     Milwaukee Corporation, an investment company, since
                                     June 1985, President and Chief Executive Officer, CMC
                                     Heartland Partners, an operating general partnership of
                                     a public limited partnership engaged in the real estate
                                     business, since September 1990, and President and Chief
                                     Executive Officer, since June 1985, of Milwaukee Land
                                     Company, a non-diversified, closed-end management
                                     investment company, publicly trading since July 1993.
- --------------------------------------------------------------------------------------------
Leon T. Kendall               65     Professor of Finance and Real Estate, Kellogg School of
Director since                       Management, Northwestern University, since September
May 1983                             1988; formerly Chairman of the Board, Mortgage Guaranty
                                     Insurance Corporation, and Vice Chairman of the Board,
                                     MGIC Investment Corporation, from December 1981 to
                                     December 1989; Director of: Universal Foods
                                     Corporation; Asset Management Funds; Region 3,
                                     Resolution Trust Corporation; and Chicago
                                     Board -- Options Exchange.
- --------------------------------------------------------------------------------------------
Martin Meyerson               71     Chairman, University of Pennsylvania Foundation and
Director since                       President Emeritus, University of Pennsylvania, since
May 1981                             February 1981, and President thereof from 1970 to 1981;
                                     Director of: Scott Paper Company; First Fidelity
                                     Bancorporation; Saint Gobain Corporation (U.S./France)
                                     and two of its operating companies, CertainTeed
                                     Corporation and Norton Company; Universal Health
                                     Services, Inc.; Trustee, Penn Mutual Life Insurance
                                     Company.
- --------------------------------------------------------------------------------------------
William M. Porter             80     Retired; formerly Vice Chairman of the Board, Context
Director since                       Industries, Inc., a real estate, development and
September 1980                       building supplies company, from March to June 1981;
                                     formerly President and Chief Executive Officer of
                                     Context Industries, Inc. from July 1976 to February
                                     1981.
- --------------------------------------------------------------------------------------------
Fred Stanton Smith            66     Vice Chairman of the Board, The Keyes Company, a real
Director since                       estate brokerage, financing, management, insurance and
September 1980                       development firm, since January 28, 1992; formerly
                                     President, The Keyes Company; Director, Eagle National
                                     Bank.
- --------------------------------------------------------------------------------------------
Henry King Stanford           78     President Emeritus, The University of Miami since July
Director since                       1981, and President Emeritus, University of Georgia
September 1980                       since July 1987; formerly President, The University of
                                     Miami, from July 1962 to June 1981; also formerly
                                     Interim President, University of Georgia, from July
                                     1986 to June 1987.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

Certain Committees of the Board

     To assist it in carrying out its duties, the Board of Directors has established an Executive Committee, an Audit Committee and a Community Affairs Committee, the current members of which are as follows:

EXECUTIVE COMMITTEE               AUDIT COMMITTEE                   COMMUNITY AFFAIRS COMMITTEE
- --------------------------------------------------------------------------------------------------
Edwin Jacobson(1)(2)              J. Edward Houston(1)              Henry King Stanford(1)
J. Edward Houston                 Geoffrey C. Hazard, Jr.(3)        Martin Meyerson
Leon Levy(2)                      Leon T. Kendall                   William M. Porter
Fred Stanton Smith                Martin Meyerson                   Fred Stanton Smith
                                  William M. Porter
- --------------------------------------------------------------------------------------------------

     (1) Chairman
     (2) Officer of Avatar
     (3) As a result of his decision not to stand for re-election to Avatar's Board of Directors due to expanded professional commitments, Mr. Hazard will not be a member of this Committee following Avatar's 1994 Annual Meeting of Stockholders.

     The Board of Directors has not established a Nominating Committee and, as more fully described below and under "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- Executive Committee Report on Executive Compensation," the Executive Committee performs the functions of a compensation committee.

Executive Committee

     The Executive Committee of the Board of Directors has authority to exercise most powers of the full Board of Directors in connection with matters which arise during the intervals between meetings of the Board of Directors. In addition to such other functions as are assigned to it from time to time by the Board of Directors, the Executive Committee also reviews and approves or recommends to the Board the compensation and terms of employment of all officers and employees of Avatar and its subsidiaries whose base salaries exceed $70,000 per annum. The Executive Committee met four times during the fiscal year ended December 31, 1993.

Audit Committee

     The Audit Committee of the Board of Directors recommends to the Board of Directors the appointment of the independent auditors, subject to approval by the stockholders of Avatar; reviews the independent auditors' report and management letters and reports to the Board of Directors with respect thereto; reviews with the internal auditors Avatar's accounting policies and procedures, including its internal accounting controls and internal auditing procedures; determines whether there are any conflicts of interest in financial or business matters between Avatar and any of its officers or employees; and reviews the recommendations of the independent auditors. The Audit Committee also performs such other tasks as are assigned to it from time to time by the Board of Directors. The Audit Committee met five times during the fiscal year ended December 31, 1993.

Community Affairs Committee

     The Community Affairs Committee of the Board of Directors monitors the reputation and standing in the community of Avatar and its various subsidiaries and divisions, and oversees the interaction of Avatar with the community. The Community Affairs Committee also performs such other tasks as are assigned to it from time to time by the Board of Directors. The Community Affairs Committee met once during the fiscal year ended December 31, 1993.

Directors' Compensation

     Pursuant to resolutions of the Board of Directors, compensation for directors who are not salaried employees of Avatar is $17,500 per annum. Members of the Executive Committee who are not salaried employees of Avatar receive a fee of $500 for attendance at each meeting. Members and the Chairman of the Audit Committee receive additional compensation of $12,000 and $14,000 per annum, respectively. Members and the Chairman of the Community Affairs Committee receive additional compensation of $2,000 per annum plus a fee of $500 for attendance at each meeting.

     On September 1, 1986, Mr. Porter entered into an agreement with the Avatar Audit Committee pursuant to which he is paid $1,000 per month for consulting and administrative services performed for the Audit Committee and on behalf of Avatar, which services include acting as Secretary of the Audit Committee and as liaison with Avatar's Internal Audit Department and such other services as may be requested by the Audit Committee or by management.

Directors' Attendance

     In fiscal year 1993 all of the incumbent directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except for Mr. Hazard who attended 54%.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following information is furnished with respect to compensation paid by Avatar during the three fiscal years ended December 31, 1993, to each of the Chief Executive Officer and four other highest paid executive officers of Avatar (these five executive officers being hereinafter referred to as the "Named Executive Officers") whose total salary and bonus exceeded $100,000 for the year ended December 31, 1993.

                                                ANNUAL COMPENSATION(1)
                                               ------------------------          ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR          SALARY           BONUS        COMPENSATION(2)
- ---------------------------------------------------------------------------------------------
Lawrence Wilkov(3)                1993         $300,000              --            $2,249
  President, Chief Executive      1992         $300,000              --            $2,182
  Officer & Chief Operating       1991         $300,000              --            $6,356
  Officer
- ---------------------------------------------------------------------------------------------
Edwin Jacobson(4)                 1993         $250,000(5)           --(5)             --
  Chairman of the Executive       1992         $134,615(6)           --                --
  Committee
- ---------------------------------------------------------------------------------------------
Dennis J. Getman                  1993         $208,000         $12,500(5)         $2,249
  Executive Vice President &      1992         $208,000              --            $2,182
  General Counsel                 1991         $208,000              --            $6,240
- ---------------------------------------------------------------------------------------------
Charles L. McNairy                1993         $135,096         $10,000(5)         $2,177
  Executive Vice President,       1992         $116,696              --            $1,751
  Treasurer & Chief Financial     1991         $113,550              --            $3,407
  Officer
- ---------------------------------------------------------------------------------------------
G. Patrick Settles                1993         $107,234              --            $1,609
  Vice President & Assistant      1992         $103,503              --            $1,552
  General Counsel                 1991         $101,850              --            $3,055
- ---------------------------------------------------------------------------------------------

(1) Of the Named Executive Officers, Messrs. Wilkov, Getman and McNairy also received automobile allowances and/or the use of company-leased automobiles. Avatar also provides group life, health, hospitalization and medical reimbursement plans which do not discriminate in scope, terms or operation in favor of officers and directors and are available to all full-time employees. The aggregate value of these and any additional perquisite and other personal benefits cannot be specifically or precisely ascertained but do not, in any event, exceed 10 percent of the total annual salary and bonus reported for each of the Named Executive Officers.

(2) Reflects for each Named Executive Officer Avatar's contribution to the 401(k) Plan.

(3) On February 25, 1994, Mr. Wilkov commenced a lawsuit against Avatar, Mr. Jacobson and Odyssey, in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida, claiming damages arising out of Mr. Wilkov's termination of his employment purportedly for "Good Reason" (as defined in his employment agreement). Mr. Wilkov also seeks to recover damages from Avatar for libel and slander and from Odyssey and Mr. Jacobson based on their alleged malicious interference with his employment agreement. Avatar denies that Mr. Wilkov had Good Reason to terminate his employment agreement. Avatar, Odyssey and Mr. Jacobson do not believe there is any valid basis for Mr. Wilkov's claims, and various affirmative defenses have been asserted. Avatar also has asserted counterclaims against Mr. Wilkov for breach of contract, promissory estoppel and improper inducement in connection with amendments to Mr. Wilkov's employment agreement. (For a description of Mr. Wilkov's employment agreement, see "Employment and Other Agreements" below.)

(4) In addition to his position as Chairman of the Executive Committee, Mr. Jacobson was elected as President and Chief Executive Officer effective as of February 27, 1994 and his employment agreement was amended as of March 1, 1994. See "Employment and Other Agreements" below.

(5) For discussion of Avatar's employment agreement with Mr. Jacobson and its incentive compensation agreements with Messrs. Getman and McNairy, see "Stock-Based Long-Term Incentive Plans" and "Employment and Other Agreements" below.

(6) Mr. Jacobson's employment at a salary of $250,000 per annum commenced as of June 15, 1992.

Stock-Based Long-Term Incentive Plans -- Awards in Last Fiscal Year

     Of the Named Executive Officers, stock-based long-term incentive awards were granted during 1993 only to Messrs. Getman and McNairy. The material terms of such awards are described under "Employment Agreements."

                                                                        PERFORMANCE OR
                                            NUMBER OF SHARES,            OTHER PERIOD
                                                 UNITS OR              UNTIL MATURATION
                   NAME                        OTHER RIGHTS              OR PAYOUT(1)
- -----------------------------------------------------------------------------------------
Dennis J. Getman                            15,000                    January 18, 1998
Charles L. McNairy                          15,000                    September 9, 1998
- -----------------------------------------------------------------------------------------

(1) Assumes continuation of employment through such date.

Employment and Other Agreements

     Avatar entered into an employment agreement with Mr. Jacobson, dated June 15, 1992, as amended as of March 1, 1994, pursuant to which Mr. Jacobson is employed as Chairman of the Executive Committee and President and Chief Executive Officer until June 15, 1997, unless sooner terminated in accordance with the terms of the agreement. In addition to base salary of $325,000 per annum (as increased as of March 1, 1994), Mr. Jacobson was granted a stock-based long-term incentive award ("Award") based upon an aggregate of 150,000 shares of Avatar's Common Stock which will vest with respect to 30,000 shares on each of the first five anniversary dates of the agreement. Such Award provides for Mr. Jacobson to receive, within ten days following June 15, 1997 (or the termination date, if earlier), a cash payment equal to the excess of a formula amount based upon the closing prices of Avatar's Common Stock during a specified period prior to June 15, 1997 (or the termination date, if earlier) over the closing price of Avatar's Common Stock on the date of grant ($25.25), multiplied by the number of shares which will have become vested.

     In the event of Mr. Jacobson's death, disability or his resignation for Good Reason, as defined in his agreement, prior to the fifth anniversary of such agreement, Mr. Jacobson or his estate would receive cash compensation at a rate equal to full base salary through the date of death or termination and would vest in 50 percent of the remaining unvested shares in addition to shares already vested.

     As of January 18, 1993 and as of September 9, 1993, respectively, Avatar entered into Incentive Compensation Agreements with Mr. Getman and Mr. McNairy, whereby each of Mr. Getman and Mr. McNairy was granted an Award based upon an aggregate of 15,000 shares of Avatar Common Stock, which will vest with respect to 3,000 shares per year on each of the first five anniversary dates of each agreement. Such Awards provide for each of Mr. Getman and Mr. McNairy to receive within ten days following the respective fifth anniversary date (or the respective termination date, if earlier) of their agreements, a cash payment equal to the excess of a formula amount based upon the closing prices of Avatar Common Stock during a specified period prior to the respective fifth anniversary date (or the respective termination date, if earlier) over the closing price of the Avatar Common Stock on the respective date of grant ($33.75 per share and $36.00 per share, respectively), multiplied by the number of shares which will have become vested.

     Pursuant to Mr. Jacobson's employment agreement and the incentive compensation agreements with Messrs. Getman and McNairy, the number of shares on which such Awards are based and related market values are subject to adjustment as the result of various occurrences, such as declaration or payment of stock dividends, stock splits, subdivisions, combinations, consolidations, reverse splits, distributions, reclassifications or recapitalizations. Mr. Jacobson also is entitled to various employee benefits which are subject to continuation or termination in various circumstances.

     As of June 15, 1992, Avatar and Mr. Wilkov entered into an amended and restated employment agreement, pursuant to which Mr. Wilkov was to be employed as President, Chief Executive Officer and Chief Operating Officer until December 31, 1997, unless sooner terminated in accordance with the terms of the agreement. In addition to base salary of $300,000 per annum, Mr. Wilkov was granted an Award based upon an aggregate of 150,000 shares of Avatar's Common Stock which was to vest with respect to 30,000 shares on each of the first five anniversary dates of the agreement. Such Award provided for Mr. Wilkov to receive, within ten days following June 15, 1997 (or the termination date, if earlier), a cash payment equal to the excess of a formula amount based upon the closing prices of Avatar's Common Stock during a specified period prior June 15, 1997 (or the termination date, if earlier) over the closing price of

Avatar's Common Stock on the date of grant ($25.25 per share), multiplied by the number of shares which were to have become vested.

     The base salary rate and vesting of the Award were subject to reduction if Mr. Wilkov or Avatar changed his status to that of a part-time employee or consultant (which compensation was to be further reduced if he elected to terminate his employment and not remain a part-time employee or consultant), Mr. Wilkov became disabled, was terminated for cause or resigned for a reason other than for Good Reason (as defined in his employment agreement). In addition, upon Mr. Wilkov's resignation for Good Reason or termination by Avatar for a reason other than for cause, he would have been entitled to receive his full base salary for the remainder of the employment term and he would have vested in 50 percent of the unvested shares under the Award. Upon his death during the employment term, his estate would have vested in 50 percent of the unvested shares under the Award. (With respect to pending litigation between Avatar and Mr. Wilkov, see Note (3) to the Summary Compensation Table in the discussion under the heading "EXECUTIVE COMPENSATION AND OTHER INFORMATION" above.)

     Notwithstanding any statement incorporating future filings in whole or in part, including this Proxy Statement, in any of Avatar's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report and the Performance Graph below shall not be incorporated by reference into any such filing.

Executive Committee Report on Executive Compensation

     The Executive Committee of Avatar's Board of Directors traditionally performs the functions of a compensation committee, including the review and approval of compensation and terms of employment for all officers and those employees of Avatar and its subsidiaries whose base salaries exceed $70,000 per annum. However, the compensation arrangements regarding any executive officer who is also a member of the Executive Committee has been acted on and approved by the full Board of Directors (with such member not participating).

     Avatar's executive compensation is intended to reward, retain and motivate management. The primary component of compensation has been base salary. However, for certain of the most senior executives, compensation packages now include stock-based long-term incentive awards (the "Awards"). The grant of these Awards are intended to align the interests of Avatar's most senior executives with those of the stockholders over the term of the Awards, and to motivate these executives to improve Avatar's long-term business position and performance. These Awards are described in the discussion under the heading "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- Stock-Based Long-Term Incentive Plans and Employment and Other Agreements" above. The Executive Committee believes that Avatar's executive compensation arrangements are reasonable in light of the needs of Avatar, competitive compensation levels and the goals of retention and motivation of management.

     In determining salary levels for the Chief Executive Officer and the other executive officers, primary consideration is given to each executive's level of responsibility and individual performance, as well as compensation generally received by executives in the real estate business.

     On January 22, 1994, Mr. Wilkov purported to terminate his employment agreement with Avatar. As a result, Mr. Jacobson was elected as Avatar's President and Chief Executive Officer effective as of February 27, 1994. See Note (3) to the Summary Compensation Table and the discussion under the heading "-- Employment and Other Agreements" above.

                                          EXECUTIVE COMMITTEE

                                          Edward Jacobson, Chairman
                                          J. Edward Houston
                                          Leon Levy
                                          Fred Stanton Smith

Compensation Committee Interlocks and Insider Participation

     The members of the Executive Committee are Messrs. Jacobson, Houston, Levy and Smith. Mr. Jacobson serves as Chairman of the Executive Committee and President and Chief Executive

Officer. Mr. Jacobson did not participate in the Board of Directors' decision to approve the amendment to his employment agreement.

Performance Graph

     The following graph provides a comparison of the cumulative total returns based on an investment of $100 after the close of the market on December 31, 1988 in Avatar's Common Stock, the NASDAQ Market Index and a composite peer group index (the "Peer Index") for the periods indicated, in each case assuming reinvestment of any dividends. The cumulative total returns for the NASDAQ Market Index were prepared by Media General Financial Services, Inc. ("Media General"). The "Peer Index" is a combination of the Real Estate Subdividers and Developers Index and the Water Utilities Index, each of which is published by Media General. The cumulative total returns for each index were prepared by Media General and were combined by Avatar to form the Peer Index based on the relative percentage of Avatar's assets applicable to each of Avatar's lines of business (i.e., real estate and water utilities) at the end of each year depicted in the graph.

      Measurement Period         Avatar Hold-
    (Fiscal Year Covered)          ings Inc.        NASDAQ        Peer Index
1988                                    100.00          100.00          100.00
1989                                    100.52          112.89          102.43
1990                                     51.81           91.57           78.28
1991                                     92.23          117.56          110.24
1992                                    144.04          118.71          122.87
1993                                    139.38          142.40          129.49

                            APPOINTMENT OF AUDITORS

     Ernst & Young, independent accountants, audited the financial statements of Avatar for the fiscal year ended December 31, 1993. Such audit services consisted of the firm's examination of and report on the annual financial statements and assistance and consultation in connection with filings with the Securities and Exchange Commission and other matters.

     Representatives of Ernst & Young are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Based upon the recommendation of the Audit Committee, and subject to approval by the stockholders, the Board of Directors has appointed Ernst & Young, independent accountants, as auditors of Avatar for the fiscal year ending December 31, 1994. Approval by the stockholders will require the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast. The Board of Directors recommends that the accompanying proxy be voted FOR such approval and it is intended that the proxies not otherwise limited will be voted in such manner.

                          1995 STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting in 1995 must be received by the office of the Secretary, Avatar Holdings Inc., P.O. Box 523000, Miami, Florida 33152, no later than December 27, 1994.

                             ADDITIONAL INFORMATION

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying material will be paid by Avatar. In addition to the solicitation of proxies by mail, Avatar will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by Avatar. Proxies may be solicited personally, by telephone or telegraph, by the directors and officers of Avatar without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                           By Order of the Board of Directors,

                                           Juanita I. Kerrigan
                                           Vice President and Secretary

Dated: April 26, 1994.

Notice of 1994
Annual Meeting
and Proxy
Statement

- --------------------------------------------------------------------------------

AVATAR
HOLDINGS INC.

AVATAR HOLDINGS INC.                This Proxy is Solicited on Behalf of the Board of
255 ALHAMBRA CIRCLE                 Directors
CORAL GABLES, FLORIDA 33134         The undersigned hereby appoints Edwin Jacobson and
PROXY                               Juanita I. Kerrigan, as Proxies, each with the
                                    power to appoint his or her substitute; and hereby
                                    authorizes them to represent and vote, as
                                    designated below, all the shares of Common Stock
                                    of Avatar Holdings Inc. held of record by the
                                    undersigned at the close of business on March 31,
                                    1994, at the Annual Meeting of Stockholders to be
                                    held on May 26, 1994, or any adjournment or
                                    adjournments thereof.
1. ELECTION OF EIGHT DIRECTORS
          / /FOR all nominees listed below              / / WITHHOLD AUTHORITY
             (except as marked to the contrary             to vote for all nominees listed below
              below)

        L. Levy, J. E. Houston, E. Jacobson, L. T. Kendall, M. Meyerson,
                   W. M. Porter, F. S. Smith, H. K. Stanford.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------
2. APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG, INDEPENDENT ACCOUNTANTS, AS AUDITORS OF AVATAR HOLDINGS INC. FOR 1994.

        / / FOR                 / / AGAINST                 / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership,
                                                     please sign in partnership
                                                     name by authorized person.

                                                     Dated:               , 1994
                                                           ---------------

- ----------------------------------------------------      ---------------------------
PLEASE MARK, SIGN, DATE AND RETURN THIS                   Signature
PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
- ----------------------------------------------------      ---------------------------
                                                          Signature if held jointly
